UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act
Date of Report (Date of Earliest Event Reported): February 23, 2007
Auriga Laboratories, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-26013 (Commission File Number)	84-1334687 (IRS Employer Identification No.)
2029 Century Park East, Suite 1130
Los Angeles, California 90067
(Address of principal executive offices (zip code))
678-282-1600
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a — 12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13d-4(c))

Item 1.01 Entry Into a Material Definitive Agreement
     On February 23, 2007, Auriga Laboratories, Inc. (“Auriga”) entered into the attached Settlement Agreement with Athlon Pharmaceuticals, Inc. (“Athlon”) to settle a dispute between the parties related to the Amended and Restated License Agreement, dated as of August 19, 2006, between Auriga and Athlon, pursuant to which Auriga obtained an exclusive license to certain pharmaceutical products developed by Athlon, including the Levall brand of cough and cold medication. Auriga had previously filed a lawsuit against Athlon in the United States District Court for the Northern District of Georgia under the caption Auriga Laboratories, Inc. v. Athlon Pharmaceuticals, Inc., No. 1:07-CV-0308-CC (2007), regarding certain sales practices allegedly engaged in by Athlon regarding the Levall products. The terms of the Settlement Agreement, as set forth in more detail below, provide for a full and final settlement of all disputes and claims currently between the parties.
     The Settlement Agreement provides that Athlon will refrain from certain allegedly unfair competitive practices, including making or distributing false, misleading, deceptive or disparaging statements, representations and/or writings regarding Auriga and/or the Levall products. Pursuant to the Settlement Agreement, Auriga will dismiss the litigation referred to above by filing a stipulation of dismissal with prejudice within five business days following the execution of the Settlement Agreement and the Letter Agreement. The Settlement Agreement also contains certain customary terms, including releases by each of Auriga and Athlon for any and all claims each may have against the other through the date of the Settlement Agreement.
     In connection with the Settlement Agreement, Auriga and Athlon entered into the Letter Agreement attached as Exhibit A to the Settlement Agreement. The Letter Agreement primarily provides for a reduction in the royalties to be paid on net sales of the Levall products, as well as effecting changes to Auriga’s reporting and payment obligations. The License Agreement originally provided that Auriga would pay to Athlon a royalty payment equal to 50% of net sales up to $10,000,000 through the end of the first year following the closing date of the License Agreement, with such rate to decrease to 20% for net sales in excess of $10,000,000. The royalty payments for the second and third years of the License Agreement were equal to 35% of net sales and 25% of net sales, respectively. In addition, the License Agreement required for royalty payments equal to 8% of net sales for each year following the third year until such time as the aggregate royalty payments under the agreement totaled $20,000,000, plus royalty payments equal to 1% of net sales for each year subsequent to the time such aggregate royalty payments exceeded $20,000,000.
     The Letter Agreement amends the License Agreement by reducing the period of time for which Auriga is obligated to make royalty payments at the rate of 50% of net sales from the first year following the closing date of the License Agreement to December 31, 2006. Furthermore, effective February 1, 2007, the royalty payment rate on all sales by Auriga is reduced to 25% of net sales, until such time as the aggregate royalty payments total $10,000,000. Once aggregate royalty payments total $10,000,000, Auriga will not be required to make any further royalty payments to Athlon, thus potentially reducing the total royalty payments required under the License Agreement by approximately $10,000,000.
     In addition, the Letter Agreement reduces the frequency of Auriga’s reporting and payment obligations. The License Agreement previously required Auriga to make monthly reports and payments until such time as the aggregate royalty payments made by Auriga equaled or exceeded $10,000,000, with such reports and payments to be made on a quarterly basis thereafter. The License Agreement now only requires Auriga to make quarterly reports and payments.
Item 9.01 Financial Statements and Exhibits
     (d) Exhibits.
10	Settlement Agreement, dated February 23, 2007, between Auriga Laboratories, Inc. and Athlon Pharmaceuticals, Inc.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
AURIGA LABORATORIES, INC.

By:	/s/ Charles R. Bearchell
Charles R. Bearchell
Chief Financial Officer

Dated: February 26, 2007